Exhibit 5.6

CONSENT OF EXPERT

Date: April 23, 2020

Ladies and Gentlemen:

I, Carl Kottmeier, P.Eng. of AMC Mining Consultants (Canada) Ltd., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of MAG Silver Corp. of the technical report entitled “Juanicipio NI 43-101 Technical Report (Amended and Restated)”, signing date January 19, 2018 with an effective date of October 21, 2017 (the “Technical Report”) and the information derived therefrom and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-10 of MAG Silver Corp.

By: /s/ Carl Kottmeier

Name: Carl Kottmeier, P.Eng.